Exhibit 16.2

Moore & Associates, Chartered

2675 S. Jones Blvd.

Suite 109

Las Vegas, NV 89146

August 11, 2008

Securities and Exchange Commission

100 F Street NW

Washington, DC 20549

Ladies and Gentlemen:

We were previously the independent accountants for Toyzap.com, Inc. (the “Company”) and previously reported on the financial statements of the corporation for the years ended December 31, 2007 and 2006.

On August 11, 2008, we were dismissed as independent accountants of the Company.

We have read the Company’s statements included under Item 4 of its Form 8-K for August 11, 2008 and we agree with such statements.

Sincerely,

/s/ Moore & Associates, Chartered.

Moore & Associates, Chartered
Las Vegas, Nevada

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